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THE LOEWEN GROUP INC.
                                                        (NYSE, TSE, ME: LWN)
                                                                            NEWS


Investor contacts:

Dwight Hawes, Vice President, Finance          Media Contact:
Chris Hunter, Director, Investor Relations     Dave Laundy, Vice President,
The Loewen Group Inc.                          Corp. Communications
Tel: (800) 347-7010                            Tel: (604) 293-7857




                              FOR IMMEDIATE RELEASE

                      LOEWEN GROUP FOURTH QUARTER EARNINGS
                    IMPROVE SUBSTANTIALLY OVER THIRD QUARTER

                  INITIAL BENEFITS FROM RESTRUCTURING AND STRATEGIC
                    INITIATIVES REALIZED
                 ANNUAL REVENUES REACH $1.1 BILLION, UP 25% OVER 1996

VANCOUVER, BC, March 2, 1998 -- The Loewen Group Inc. today reported substantially improved earnings for the fourth quarter as compared with the third quarter of 1997. Fully diluted earnings were $0.28 cents per share compared with $0.15 per share in the third quarter of 1997, up 87 per cent, after excluding earnings of $0.14 per share resulting from the sale of the Company's shareholdings in Arbor Memorial Services Inc. and certain restructuring, strategic initiatives and other charges.

Including the above earnings of $0.14 per share, the Company reported fourth quarter 1997 net earnings of $33.6 million or $0.42 per share compared with net earnings of $10.3 million or $0.13 per share for the same period in 1996.

"We are encouraged by the improvement in operating performance in the fourth quarter," said Chairman and Chief Executive Officer Ray Loewen. "Our performance to date in 1998 is showing further evidence that our recovery plan is on track toward the goal of disciplined, predictable and sustained earnings growth."


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Chief Financial Officer Paul Wagler said "The fourth quarter earnings we delivered are in line with expectations and reflect the initial benefits of the restructuring and strategic initiatives implemented in the fall of 1997. These initiatives should provide annual pre-tax savings of $25 to $30 million. Furthermore the intensive reviews conducted with the Company's operational management early in the first quarter will help us to strengthen our Company and should result in additional earnings improvement."

Total revenues for 1997 were $1.1 billion, up 25 per cent over 1996. The Company reported 1997 net earnings of $42.7 million or $0.49 per share, compared with $64.1 million or $0.97 per share in 1996. Excluding certain gains and charges, net earnings were $84.8 million or $1.12 per share in 1997, compared with $74.9 million or $1.16 per share in 1996. Excluded gains and charges in 1997, include the gain on the sale of the Company's shareholdings in Arbor Memorial Services Inc. and the restructuring, strategic initiatives and other charges recorded in both the third and fourth quarters of 1997 and in 1996 include gains relating to certain non-recurring revisions to actuarial assumptions in the insurance operations and conversions of trust investments to insurance investments as well as the costs associated with the Company's defense against a hostile takeover proposal.

The following discussion of operating results excludes the gains and charges mentioned above.

Total revenues for the fourth quarter of 1997 were $303.7 million, up 17 per cent from $257.6 million in the same period of 1996. For the full year 1997, total revenues increased to $1,131.3 million compared with $903.9 million in 1996.

Funeral home revenues for the fourth quarter of 1997 were $159.9 million, up 7 per cent from $149.0 million in the prior year period. As expected, funeral home margins improved to 40.1 per cent from 34.2 per cent in the third quarter of 1997. In the fourth quarter of 1996, the funeral home margins were 40.3 per cent.

Funeral home revenues for the year were $602.4 million, up 11 per cent from $545.3 million in 1996, reflecting 153,000 funerals performed, compared with 142,000 a year earlier. Funeral home margins in 1997 were 38.8 per cent, down from 40.1 per cent in 1996.


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Cemetery revenues for the fourth quarter 1997 rose 39 per cent to $121.8 million from $87.7 million in 1996. The large number of cemetery acquisitions during 1997, combined with their integration and the build-up of the sales force, depressed cemetery margins. Margins in the fourth quarter of 1997 were 28.5 per cent compared with 33.3 per cent in 1996.

Overall, cemetery revenues for the year were $438.9 million, up 53 per cent from $286.7 million a year ago. Cemetery margins in 1997 were 31.7 per cent, compared with 32.1 per cent in 1996.

General and administrative expenses as a percentage of revenue were 8.8 per cent for the fourth quarter of 1997 compared with 8.1 per cent for the same period in 1996. The increase in general and administrative expenses as a percentage of revenue reflected a lag in revenue growth from the integration of recently acquired cemeteries. For 1997, general and administrative expenses were 8.1 per cent of revenue compared with 7.9 per cent in 1996.

During 1997 the Company continued its acquisition program on a focused and disciplined basis, including its first European acquisition in the United Kingdom. Acquisitions totaled $507.7 million, comprising 133 funeral homes and 172 cemeteries, and are expected to generate approximately $233 million in annualized revenue. The Company currently has agreements in place and has closed acquisitions to date in 1998 representing an aggregate purchase price of $269.9 million.

The Loewen Group Inc. is North America's second largest and fastest growing funeral home and cemetery operator in terms of revenue and assets. The Company employs approximately 18,000 employees and owns or operates over 1,000 funeral homes and 500 cemeteries in the United States, Canada and the United Kingdom. Over 90 per cent of the Company's revenue is derived from the United States.


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Note: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.


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